REOFFER PURCHASE AGREEMENT

                  REOFFER PURCHASE AGREEMENT (the "Agreement"), dated as of November 15, 2000, by and between Continental Airlines, Inc., a Delaware corporation ("Continental"), 1992 Air, Inc., a Texas corporation ("1992 Air"), Northwest Airlines Corporation, a Delaware corporation ("NAC"), Northwest Airlines Holdings Corporation, a Delaware corporation ("NAHC"), and Air Partners, L.P., a Texas partnership ("AP", and together with NAC and NAHC, the "Northwest Parties").

                              W I T N E S S E T H:

                  WHEREAS, each of 1992 Air and the Northwest Parties is a party to the Investment Agreement, dated as of January 25, 1998 (as amended, the "Investment Agreement"), pursuant to which 1992 Air was granted certain rights of offer and re-offer (the "Rights of Offer and Re-Offer") with respect to certain shares of Class A Common Stock, par value $0.01 per share, of Continental ("Continental A Stock") held by the Northwest Parties, as set forth in Section 4.1(d) of the Investment Agreement;

                  WHEREAS, NAC, NAHC, AP, Northwest Airlines, Inc., a Minnesota corporation ("NAI"), and Continental are entering into the Omnibus Agreement dated as of the date hereof (the "Omnibus Agreement," and the transactions as set forth therein, the "Northwest Transaction"), pursuant to which, among other things, Continental will repurchase 6,685,279 shares of Continental A Stock owned by NAC, NAHC and NAI for $450 million, and reclassify all remaining outstanding Continental A Stock into Class B Common Stock, par value $0.01 per share, of Continental ("Continental B Stock") at a ratio of 1.32 shares of Continental B Stock per share of Continental A Stock; and

                  WHEREAS, in furtherance of the Northwest Transaction, Continental desires to purchase from 1992 Air, and 1992 Air desires to sell to Continental, the Rights of Offer and Re-Offer.

                  NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                  Section 1. Acquisition. In reliance upon the representations, warranties, covenants and agreements contained herein and upon the terms and subject to the conditions hereinafter set forth, at the Closing (as defined below), 1992 Air shall sell, assign, transfer, convey and deliver to Continental, and Continental shall purchase, acquire and accept from 1992 Air the Rights of Offer and Re-Offer (the "Acquisition").

                  Section 2. Purchase Price.

                  (a) The aggregate purchase price for the Rights of Offer and Re-Offer shall, at the election of Continental, be either:

                  (i) U.S. $10 million in cash (the "Cash Purchase Price"); or


                  (ii) that number of shares of Continental B Stock equal to the quotient of (x) U.S. $11 million, divided by (y) the Continental Share Value (the "Stock Purchase Price");

provided that if the Closing occurs on a date later than February 15, 2001 then the Cash Purchase Price, if Continental elects to pay the Cash Purchase Price, or the Stock Purchase Price, if Continental elects to pay the Stock Purchase Price, shall be increased by an amount per annum equal to 7% of the Cash Purchase Price or the Stock Purchase Price, as the case may be, calculated on the basis of a 365-day year based on actual days elapsed from and including February 16, 2001 through but excluding the Closing Date.

"Continental Share Value" shall be the volume weighted average of the closing price of the Continental B Stock on the New York Stock Exchange (the "NYSE") for the 20 Trading Days immediately preceding the third Business Day prior to the Closing Date. "Trading Day" shall mean any day on which the NYSE is open for trading. "Business Day" shall mean any day on which banking institutions in New York, New York are not authorized or required to close.

                  (b) Election Notice. No later than the close of business on the third Business Day prior to the Closing, Continental shall deliver to 1992 Air a notice (the "Election Notice"), irrevocably electing to pay either the Cash Purchase Price or the Stock Purchase Price; provided that, if Continental shall elect to pay the Stock Purchase Price, the Election Notice shall also set forth the number of shares of Continental B Stock to be issued pursuant thereto and the amount of cash, if any, in lieu of fractional shares. If Continental shall fail to deliver a timely Election Notice, it shall be treated for all purposes in this Agreement as if it had elected to pay the Cash Purchase Price.

                  Section 3. Payment at the Closing.

                  (a) Cash Payment. If, pursuant to the Election Notice, Continental elects to pay the Cash Purchase Price, Continental shall pay and deliver to 1992 Air (and/or its designee(s)) at the Closing the sum of the Cash Purchase Price in immediately available funds by wire transfer or other means acceptable to 1992 Air to such account or accounts as 1992 Air shall specify in writing to Continental at least one Business Day prior to the Closing.

                  (b) Stock Payment.

                  (i) Stock Issuance. If, pursuant to the Election Notice, Continental elects to pay the Stock Purchase Price, Continental shall issue and deliver to 1992 Air (and/or its designee(s)) certificate(s) representing the shares of Continental B Stock constituting the Stock Purchase Price, in such denominations and to 1992 Air or to such other person or persons as 1992 Air shall specify in writing to Continental no later than the close of business on the second Business Day prior to the Closing (each such other person, a "Designee").

                  (ii) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Continental B Stock will be issued in the Acquisition; instead Continental shall pay at the Closing, in cash, the product of such fractional share, multiplied by the Continental Share Value.

                  (iii) Anti-Dilution. In the event that Continental changes the number or classes of shares of Continental capital stock issued and outstanding prior to the Closing as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares, or other similar transaction, other than the repurchase by Continental of the Repurchased Class A Shares and the Reclassification, each as provided for and defined in the Omnibus Agreement (a "Continental Capital Change"), appropriate adjustment shall be made to the Stock Purchase Price to preserve without diminution the rights of 1992 Air. If the record date for such a Continental Capital Change shall be prior to the Closing but the payment date or issue date, as applicable, therefor shall be subsequent to the Closing, Continental shall take such action as shall be required so that on such payment date or issue date, as applicable, 1992 Air (and/or its designee(s))shall be entitled to receive such additional Continental securities as it would have received as a result of such event if the record date therefor had been immediately after the Closing.

                  Section 4. Closing Matters.

                  (a) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P. in Houston, Texas at the Effective Time, as such term is defined in the Omnibus Agreement, or at such other location, time and date as the parties hereto may mutually determine and set forth in writing (the "Closing Date").

                  (b) Delivery at Closing. At the Closing, (i) Continental shall deliver to 1992 Air (and/or its designees) by wire transfer, the funds in the amount of the Cash Purchase Price, or, as the case may be, certificate(s) representing the shares of Continental B Stock constituting the Stock Purchase Price in such denominations and to 1992 Air or its Designee(s), as the case may be, (ii) 1992 Air shall deliver to Continental a receipt acknowledging such delivery, and (iii) the Acquisition shall become effective.

                  Section 5. Suspension of the Rights of Offer and Re-Offer. In furtherance of the Acquisition and the Northwest Transaction, 1992 Air and each of the Northwest Parties agrees that all rights, obligations and time periods which are part of the Rights of Offer and Re-Offer and which are triggered or otherwise implicated as a result of the Northwest Transaction shall be suspended solely with respect to the Northwest Transaction. This suspension shall act only with respect to the Northwest Transaction, and shall in no way impair or prejudice the right of 1992 Air to exercise its Rights of Offer and Re-Offer in any other respect or as to any other matter or transaction or at any other time prior to Closing. This suspension shall cease immediately upon the earliest to occur of (a) any breach of this Agreement by Continental or the Northwest Parties, and (b) upon termination of this Agreement. Notwithstanding anything in this Section 5 to the contrary, the parties hereto agree that upon the Closing Continental will acquire all of the rights of offer and re-offer set forth in
Section 4.1(d) of the Investment Agreement, and immediately subsequent to the Effective Time and without any additional consideration or any further action by any party such rights of offer and reoffer shall terminate

                  Section 6. Representations and Warranties.

                  (a) Continental Representations and Warranties. Continental represents and warrants to 1992 Air and each of the Northwest Parties as follows, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date:

                  (i) its execution, delivery and performance of this Agreement has been approved by its board of directors and does not violate its certificate of incorporation or by-laws or any material agreement to which it is a party;

                  (ii) this Agreement constitutes a valid and binding obligation of Continental, enforceable against Continental in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes); and

                  (iii) if Continental shall elect to pay the Stock Purchase Price, all Continental B Stock to be issued pursuant to the Acquisition, when issued, will be duly authorized, validly issued, fully-paid and non-assessable, free and clear of any mortgage, lien, pledge, charges, security interest, restriction on voting or transfer or other encumbrance, subject to restrictions imposed by applicable securities laws, and will not have been issued in violation of or subject to any subscriptive or pre-emptive right.

                  (b) 1992 Air Representations and Warranties. 1992 Air represents and warrants to Continental and each of the Northwest Parties as follows, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date:

                  (i) its execution, delivery and performance of this Agreement has been approved by all necessary corporate approvals and does not violate its constituent documents or any material agreement to which it is a party;

                  (ii) this Agreement constitutes a valid and binding obligation of 1992 Air, enforceable against 1992 Air in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes);

                  (iii) if Continental shall elect to pay the Stock Purchase Price then 1992 Air is acquiring the Continental B Stock for its own account as principal for investment and not with a view to resale or distribution; 1992 Air is fully aware that such securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any applicable state securities laws and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and that such securities may not be transferred sold or disposed of by 1992 Air absent registration under or exemption from the registration requirements of, the Securities Act; and 1992 Air is able to bear the economic risk of the investment and has such knowledge and experience in financial matters and knowledge of the business of Continental as to be capable of evaluating the merits and risks of a prospective investment; and

                  (iv) 1992 Air has not assigned, transferred, waived, impaired or otherwise encumbered the Rights of Offer and Re-Offer.

In the event that shares of Continental B Stock are to be delivered at the Closing to Designees pursuant to Section 3(b) hereof, 1992 Air shall deliver to Continental no later than the Closing representations and warranties of each Designee similar in scope to the representations and warranties of 1992 Air in Section (6)(b)(iii) hereof.

                  (c) Northwest Parties Representations and Warranties. Each of the Northwest Parties represents and warrants to 1992 Air and Continental as follows, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date:

                  (i) its execution, delivery and performance of this Agreement has been approved by all necessary corporate approvals and does not violate its constituent documents or any material agreement to which it is a party; and

                  (ii) this Agreement constitutes a valid and binding obligation of such Northwest Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

                  Section 7. No Encumbrance. 1992 Air hereby covenants and agrees, from and after the date hereof until the Closing or earlier termination of this Agreement, not to assign, transfer, waive, impair or otherwise encumber the Rights of Offer and Re-Offer without the prior written consent of Continental.

                  Section 8. Omnibus Amendment. Continental shall notify 1992 Air in writing promptly upon the amendment, assignment, waiver, or other modification of the Omnibus Agreement (without regard to whether such amendment, assignment, waiver or other modification was effected pursuant to and in accordance with the terms of the Omnibus Agreement) made without the prior written consent of 1992 Air (an "Amendment").

                  Section 9. Termination.

                  (a) This Agreement may be terminated by 1992 Air anytime prior to Closing following an Amendment made without the prior written consent of 1992 Air that has the effect of either directly or indirectly (i) reducing the consideration payable to NW Parent and NW Holdings under Section 5.01(b)(ii) of the Omnibus Agreement, (ii) reducing the number of shares of Class B Common Stock deliverable to NW Parent and NW Holdings under Section 5.01(c)(iv) of the Omnibus Agreement, (iii) adversely affecting the economic benefit of the transactions contemplated by the Omnibus Agreement to the holders of Class A Common Stock (specifically including 1992 Air and its Affiliates) other than the Northwest Parties or their respective Affiliates (such term, when used in this Agreement, having the meaning ascribed to such term in the Omnibus Agreement) or
(iv) reducing the consideration payable to 1992 Air under this Agreement.

                  (b) This Agreement shall automatically terminate upon the termination of the Omnibus Agreement, if prior to the Effective Time.

                  (c) This Agreement may be terminated by the mutual consent of the parties hereto.

                  (d) This Agreement may be terminated by 1992 Air, upon a material breach of any representation, warranty, covenant or agreement on the part of Continental set forth in this Agreement or if any representation or warranty of Continental shall have become untrue, in either case which breach or untruth could reasonably be expected to have a material adverse effect on the ability of Continental to consummate the transactions contemplated by this Agreement (a "Terminating Continental Breach"); provided, however, that, if such Terminating Continental Breach is curable by Continental through the exercise of its commercially reasonable efforts and for so long as Continental continues to exercise such reasonable efforts, 1992 Air may not terminate this Agreement under this Section 9(d);

                  (e) This Agreement may be terminated by Continental, upon a material breach of any representation, warranty, covenant or agreement on the part of 1992 Air or any of the Northwest Parties set forth in this Agreement or if any representation or warranty of 1992 Air or any of the Northwest Parties shall have become untrue, in either case which breach or untruth could reasonably be expected to have a material adverse effect on the ability of 1992 Air or any of the Northwest Parties to consummate the transactions contemplated by this Agreement (a "Terminating 1992 Air Breach"); provided, however, that, if such Terminating 1992 Air Breach is curable by such breaching party through the exercise of its commercially reasonable efforts and for so long as such party continues to exercise such reasonable efforts, Continental may not terminate this Agreement under this Section 9(e);

                  (f) Upon the termination of this Agreement in accordance with the provisions of this Section 9, this Agreement, except for Section 10(c), shall be null and void and of no further force and effect, and no party shall have any liability or further obligation to any other party hereunder, except that termination shall not relieve a party from liability for any willful breach of this Agreement.

                  Section 10. Indemnification

                  (a) To the fullest extent permitted by Law, as such term is defined in the Omnibus Agreement, subject to the terms of Sections 10(b) and 10(c), Continental will indemnify, defend and hold harmless 1992 Air and its respective directors, officers, stockholders, partners, employees, agents, representatives, successors, permitted transferees and permitted assigns, from and against all out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses incurred in connection with Claims (as defined below)), including amounts paid to third parties (which shall be deemed to include Continental and its Affiliates, other than the Northwest Parties, NAI and 1992 Air and their respective Affiliates) in respect of settlements or judgments resulting from or arising in connection with claims made by holders, former holders, beneficial owners or former beneficial owners of Equity Securities, as such term is defined in the Omnibus Agreement, of Continental (other than the Northwest Parties, 1992 Air. and their respective Affiliates) in their capacity as holders of such Equity Securities, or by, on behalf of or in the name of Continental (each, a "Claim", and collectively, "Claims") based upon or in connection with this Agreement or the Omnibus Agreement or the transactions contemplated hereby or thereby; provided, however, that Continental shall have no obligation to indemnify any party hereunder to the extent, but only to the extent, the Claim relates to a breach by 1992 Air or its Affiliates of this Agreement or any other agreement to which 1992 Air or its Affiliates is a party.

                  (b) For purposes of this Section 10, the term "Indemnifying Party" when used in connection with a particular Claim means Continental, which is the person having an obligation to indemnify with respect to such Claim pursuant to this Section 10, and the term "Indemnified Party" when used in connection with a particular Claim means the person (whether one or more) having the right to be indemnified with respect to such Claim pursuant to this Section
10. The following procedures will apply to the indemnification obligations set forth in this Agreement:

                  (i) Promptly after receipt of written notice of a Claim involving a third party, the Indemnified Party against whom such Claim is asserted will give the Indemnifying Party written notice of any such Claim; provided, however, that any failure or delay in providing such notice to the Indemnifying Party will not relieve the Indemnifying Party of any obligations under this Section 10 except to the extent and only to the extent the Indemnifying Party was actually and materially prejudiced by such delay or failure. The Indemnifying Party will promptly designate counsel chosen by it and reasonably acceptable to the Indemnified Party to represent the Indemnified Party in connection with such Claim and the Indemnifying Party will pay all costs of investigation, litigation or arbitration incurred in connection with such Claim including, without limitation, fees and expenses of such counsel. The Indemnifying Party will have the right to undertake the defense, compromise or settlement of such Claim (subject to paragraph
         (ii) below), and the Indemnifying Party will not be liable for the fees or expenses of separate counsel for the Indemnified Party, unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of the defense of such action or, based upon the written advice of counsel, the Indemnified Party shall have reasonably concluded that there may be defenses available to it that are different from those available to the Indemnifying Party or that a material conflict of interest or material potential conflict of interest exists (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which cases the reasonable fees and expenses of counsel for the Indemnified Party shall be borne by the Indemnifying Party and paid as incurred (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (other than local counsel) in any one action or series of related actions in the same jurisdiction representing the Indemnified Parties who are parties to such action). The Indemnified Party will use its reasonable efforts to cooperate fully with respect to the defense of any Claim. If after the passage of a reasonable period of time after notice of any Claim, the Indemnifying Party has not initiated a defense against such Claim, the Indemnified Party will have the right, upon written notice to the Indemnifying Party, to undertake the defense, compromise or settlement of such Claim at any time prior to settlement, compromise or final determination thereof and any action so taken by the Indemnified Party with regard to such defense, compromise or settlement will be deemed to be within the protection afforded by this Agreement unless a court of competent jurisdiction makes a final determination that the Indemnified Party is not entitled to indemnification hereunder with respect to such Claim; provided, however, that any settlement of any such Claim shall require the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  (ii) Anything in this Section 10(b) to the contrary notwithstanding, the Indemnifying Party will not settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a full, irrevocable and unconditional release from all liability in respect of such Claim; provided that if the terms of such settlement, compromise or judgment adversely affects any of the rights granted to such Indemnified Party herein, in any of the Ancillary Agreements, or in the Amended and Restated Certificate of Incorporation (such capitalized terms having the meaning ascribed to them in the Omnibus Agreement), the Indemnifying Party will not settle or compromise such Claim or consent to the entry of judgment without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event that there is more than one Indemnified Party with respect to any Claim, any notice contemplated by this Section 10(b) to be given to the Indemnified Party will be deemed to be given for purposes hereof if it is given to any Indemnified Party. No Indemnifying Party shall be liable for any settlement of any Claim effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement.

                  (c) No party to this Agreement nor any of their respective Affiliates or representatives shall be liable to any other party hereto or any of its Affiliates or representatives for claims for punitive, special, exemplary, incidental, indirect or consequential damages connected with this Agreement, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle.

                  Section 11. Registration Rights. If Continental shall elect to pay the Stock Purchase Price, then within 90 days of the Closing, Continental shall file and use its reasonable best efforts to cause to be effective an S-3 registration statement covering the resale of the Continental securities constituting the Stock Purchase Price by 1992 Air, its Designees and its and their transferees and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (subject to usual and customary limitations, including reasonable blackouts) for a period of three years.

                  Section 12. Further Assurances. Each of the parties to this Agreement will cooperate and use its reasonable efforts to take or cause to be taken all reasonable actions, to cooperate reasonably with the other parties hereto with respect to such actions, and to do or cause to be done all things reasonably necessary or advisable to consummate and make effective the transactions contemplated by this Agreement.

                  Section 13. General Release. 1992 Air, for itself and its Affiliates, hereby, fully, finally, and forever releases, acquits, and discharges, the Northwest Parties and Northwest Airlines, Inc., a Minnesota corporation, and the Northwest Parties, for themselves and Northwest Airlines, Inc., hereby, fully, finally, and forever releases, acquits, and discharges 1992 Air and its Affiliates from any and all theories of recovery of whatever nature, whether known or now unknown, whether past, present or future, whether contingent, prospective or matured, recognized by the law of any jurisdiction and comprehensively includes, but is not limited to, all causes of action, demands, claims, debts, obligations, liens, actions, liability, suits, and judgments, whether based in contract or tort, whether arising in equity or under the common law or any contract or under any statute or otherwise, relating to or arising from this Agreement or the Omnibus Agreement or the transactions contemplated hereby or thereby, other than claims against a party arising from such party's breach of this Agreement or the Omnibus Agreement, and from any and all declaratory or monetary elements of relief or recovery of whatsoever nature, whether known or now unknown, recognized by the law of any jurisdiction including, but not limited to, actual damages of every description (whether direct, consequential, incidental or otherwise), such as economic loss, property loss, or reputation loss; statutory, multiple, treble, punitive or exemplary damages; attorneys' fees; prejudgment or post judgment or other interest; equitable, declaratory or injunctive relief; expenses; and costs of court, relating to or arising from this Agreement or the Omnibus Agreement or the transactions contemplated hereby or thereby, other than those arising from such party's breach of this Agreement or the Omnibus Agreement.

                  Section 14. Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

                  (b) Jurisdiction. Any judicial proceeding brought against any of the parties hereto with respect to this Agreement shall be brought in the United States District Court for the District of Delaware irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of this Agreement, each of the parties hereto hereby consents to the exclusive jurisdiction of such court and waives any defense or opposition to such jurisdiction.

                  (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

                  (d) Assignment; No Third-Party Beneficiaries; Amendment. Neither this Agreement, nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement is binding upon and for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  (e) Waiver. Failure by any party to take action against another in case of the others noncompliance with obligations or conditions set forth in this Agreement shall not be interpreted as a waiver for a subsequent noncompliance of the same or other obligations or conditions. No waiver shall be deemed to have been made by any party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by its authorized representative. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

                  (f) Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any reference to "herein" or "hereof" or similar terms shall refer to the agreement as a whole rather than to the individual paragraph or section.

                  (g) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as it is enforceable.

                  (h) Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement timely to perform its agreements and covenants hereunder will cause substantial and irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court having jurisdiction over the matter to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief, and that this Section 14(h) is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement. The parties further agree not to assert in any proceeding that grounds for any equitable relief are not satisfied. The parties acknowledge that because the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, the making available of equitable remedies (including specific performance and injunctive relief) in this Agreement was a condition to each party's entering into this Agreement.

                  (i) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (x) upon delivery if personally delivered or (y) three Business Days after being mailed by registered or certified mail (return receipt requested) or (z) one Business Day after being delivered by overnight courier or by facsimile (with confirmation) to such party at its address or facsimile set forth below or such other address or facsimile as such party may specify by notice to the parties hereto.

                  If to Continental:

                  Continental Airlines Inc.
                  1600 Smith Street
                  Dept. HQSEO
                  Houston, Texas 77002
                  Attention: General Counsel and Chief Financial Officer
                  Facsimile: (713) 324-2687

                  If to 1992 Air:

                  1992 Air, Inc.
                  301 Commerce Street, Suite 3300
                  Fort Worth, Texas 76102
                  Attention: James J. O'Brien
                  Facsimile (817) 871-4013

                  If to the Northwest Parties:

                  Northwest Airlines Corporation
                  5101 Northwest Drive
                  St. Paul, Minnesota   55111
                  Attention:   General Counsel
                  Telephone:   (612) 727-6500
                  Telecopier:  (612) 726-7123



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, this Agreement executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

                                       1992 AIR, INC., a Texas Corporation


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                       CONTINENTAL AIRLINES, INC.


                                       By:
                                           -------------------------------------
                                           Jeffery A. Smisek
                                           Executive Vice President, General
                                             Counsel and Secretary


                                       NORTHWEST AIRLINES CORPORATION


                                       By:
                                           -------------------------------------
                                           Douglas M. Steenland
                                           Executive Vice President, General
                                             Counsel and Secretary


                                       NORTHWEST AIRLINES HOLDINGS CORPORATION


                                       By:
                                           -------------------------------------
                                           Douglas M. Steenland
                                           Executive Vice President, General
                                             Counsel and Secretary


                                       AIR PARTNERS L.P.


                                       By NORTHWEST AIRLINES CORPORATION,
                                          its General Partner
                                           By:
                                           -------------------------------------
                                           Name:
                                           Title:


                 [Signature Page to Reoffer Purchase Agreement]